Exhibit 5.1

Matthew T. Browne

T: +1 858 550 6045

mbrowne@cooley.com

August 5, 2014

ACADIA Pharmaceuticals Inc.

11085 Torreyana Road, Ste. 100

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion, as counsel to ACADIA Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of 150,000 shares of the Company’s common stock, $0.0001 par value, (the “Shares”) issuable pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the ESPP, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the ESPP Shares, when issued and sold in accordance with the ESPP, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew T. Browne
Matthew T. Browne

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM